SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 24, 2006

Date of Report

July 24, 2006

(Date of earliest event reported)

                   AIDA PHARAMCEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50212	81-0592184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31 Dingjiang Road

Jianggan District

 Hangzhou, 310016

China

(Address of principal executive offices, including zip code)

86-0571-85802712

(Registrant’s telephone number, including area code)

__________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 12, 2006, the Company reported the following:

On March 31, the Company entered into an agreement to purchase at a price of $495,650, an additional 45% of the outstanding shares of Shanghai Qiaer Bio-Technology Co., Ltd. from Zhejiang Pharmaceutical Co., Ltd.  The Company previously held 55% of Shanghai Qiaer Bio-Technology Co., Ltd. and with the purchase of the additional 45% of the outstanding shares, the Company will own 100% and Shanghai Qiaer Bio-Technology Co., Ltd. will be considered a wholly owned subsidiary.  Shanghai Qiaer Bio-Technology Co., Ltd. is a company engaged in the research, development and sales of pharmaceutical products and related services.

Qiaer Bio-Tech was founded in 2001 and is located in the Zhangjiang Hi-tech development zone in Shanghai, China.  The key product of Qiaer Bio-Tech is rh-Apo21, a pioneering potential gene drug used for cancers.  The rh-Apo21 is nearing the end of the Phase I clinical trial which is expected to be complete by the end of April 2006.  Qiaer Bio-Tech has applied for three patents from the Chinese government authority, one of which has been granted with the other two in process.

The Company anticipates closing the transaction by the end of June 2006.

Subsequent to the above report, the Company has re-negotiated the original 55% Qiaer share purchase.  The Company amended its purchase agreement with Shanghai Handsome Biotech Co., Ltd. to reduce the percent of Qiaer shares originally purchased from 40% at a price of RMB 1.78 million (approx. USD $223,058) to 17.5% at a price of RMB 10.78 million (approx. USD $1,350,788).  The Company also amended the purchase agreement with Zhongtuo Times Investment Co., Ltd. for 15% of the Qiaer shares at a price of RMB 2.25 million (approx. USD $281,936) to RMB 8.5 million (approx. USD $1,065,093).  Thus, the Company received 32.5% of Qiaer for a total purchase price of RMB 19.28 million (approx. USD $2,415,880).

The purchase agreement with Zhejiang Pharmaceutical Co., Ltd. remains unchanged.  And upon consummation, the Company will own a total of 77.5% of Qiaer.

Before the re-negotiation, the Phase I clinical trial of rh-Apo2l had been successfully completed. Management believes its determination to re-negotiate the Shanghai Handsome Biotech Co., Ltd. and the Zhongtuo Times Investment Co., Ltd. contracts for the purchase of Qiaer shares was reasonable in view of the fact that the Qiaer market value had significantly increased and represents a considerable potential benefit to the Company’s shareholders.

ITEM 5.02

APPOINTMENT OF PRINCIPAL OFFICERS.

On July 20, 2006, the Company appointed Huang Daofei to the position of Chief Technical Officer.  Dr. Huang, 43 years old, obtained his Doctor Degree of Science from the Institute of Materia Medica, Chinese Academy of Medical Sciences & Peking Union Medical College.  From 1989 to 1999, Dr. Huang worked at the Institute of Materia Medica, Chinese Academy of Medical Sciences & Peking Union Medical College.  From 1992 to 1994, Dr. Huang was enrolled in a postdoctoral program in the Chemistry Department of Virginia University.  Since 1999 and prior to joining the Company, Dr. Huang was Chairman of Ningbo Tianheng Pharmaceutical Col., Ltd.  Dr. Huang is now the head member of Pharmaceutical Chemistry as a key subject of the Ministry of Education of PRC, committee member of National Engineering Research Center for Development of New Drugs, and is a member of the American Chemical Society.  The Company has not yet entered into a formal employment agreement with Dr. Huang.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial Statements of business acquired

To be provided within 60 days of the date of this report.

(b)

Proforma Financial Information

To be provided within 60 days of the date of this report.

Exhibit No.

Title

Location

10.1

Supplementary Share Purchase Agreement

Attached

Shanghai Handsome Biotech Co., Ltd.

10.2

Supplementary Share Purchase Agreement

Attached

Zhongtuo Times Investment Co., Ltd.

 SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AIDA PHARMACEUTIALS, INC.

DATE:  July 24, 2006

By: /s/ Biao Jin

Biao Jin

Chairman of the Board and Chief Executive Officer

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